Exhibit 99.01

FORMFACTOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Revenues	$46,558	$57,640	$86,987	$97,306
Cost of revenues	36,668	53,710	73,027	95,704
Gross profit	9,890	3,930	13,960	1,602

Operating expenses:
Research and development	10,878	15,997	22,438	31,088
Selling, general and administrative	11,154	18,725	23,541	36,592
Restructuring charges, net	(1,099)	2,513	(60)	6,063
Impairment of long-lived assets	—	999	351	999
Total operating expenses	20,933	38,234	46,270	74,742
Operating loss	(11,043)	(34,304)	(32,310)	(73,140)

Interest income, net	369	722	793	1,497
Other income (expense), net	584	(82)	210	35
Loss before income taxes	(10,090)	(33,664)	(31,307)	(71,608)
Provision for (benefit from) income taxes	(2,412)	200	(2,205)	440

Net loss	$(7,678)	$(33,864)	$(29,102)	$(72,048)

Net loss per share:
Basic and Diluted	$(0.15)	$(0.68)	$(0.57)	$(1.44)
Weighted-average number of shares used in per share calculations:

Basic and Diluted	50,733	50,084	50,705	49,989

Reconciliation of Non-GAAP Net loss:

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

GAAP Net loss	$(7,678)	$(33,864)	$(29,102)	$(72,048)
Stock-based compensation, net of related income-tax impact *	2,353	3,894	6,322	9,152
Restructuring charges, net of related income-tax impact *	(1,099)	2,513	(60)	6,063
Income tax valuation allowance release	(2,450)	—	(2,450)	—
Impairment of long-lived assets, net of related income-tax impact *	—	999	351	999
Non-GAAP Net loss	$(8,874)	$(26,458)	$(24,939)	$(55,834)

Non-GAAP Net loss per share:
Basic and Diluted	$(0.17)	$(0.53)	$(0.49)	$(1.12)

Weighted-average number of shares used in per share calculations:
Basic and Diluted	50,733	50,084	50,705	49,989

*  There was no related income tax impact to stock-based compensation, restructuring and impairment charges in fiscal 2011 and fiscal 2010 as a result of the valuation allowance recorded after the second quarter of fiscal 2009.

FORMFACTOR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	June 25,	December 25,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$130,085	$121,207
Marketable securities	194,142	226,028
Restricted cash	383	383
Accounts receivable, net	28,017	28,598
Inventories	21,799	25,003
Deferred tax assets	297	329
Prepaid expenses and other current assets	9,022	14,743
Total current assets	383,745	416,291
Restricted cash	297	297
Property and equipment, net	35,078	37,311
Deferred tax assets	7,364	5,445
Other assets	5,110	6,710
Total assets	$431,594	$466,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,023	$14,948
Accrued liabilities	15,176	24,045
Income taxes payable	382	1,894
Deferred revenue	4,409	4,637
Total current liabilities	35,990	45,524
Long-term income taxes payable	4,209	4,248
Deferred rent and other liabilities	4,101	5,081
Total liabilities	44,300	54,853
Stockholders’ equity:
Common stock and capital in excess of par value	655,726	651,315
Accumulated other comprehensive income	2,811	2,027
Accumulated deficit	(271,243)	(242,141)
Total stockholders’ equity	387,294	411,201
Total liabilities and stockholders’ equity	$431,594	$466,054